Exhibit 99.1

For Immediate Release

April 10, 2018

Jacksonville, Illinois

Contact:	Richard A. Foss	Diana S. Tone
	President and CEO	EVP and Chief Financial Officer
	(217) 245-4111	(217) 245-4111

JACKSONVILLE BANCORP, INC. ANNOUNCES FIRST QUARTER 2018 EARNINGS

Jacksonville Bancorp, Inc. (NASDAQ Capital Market – JXSB) (the “Company”) reported unaudited net income for the three months ended March 31, 2018 of $688,000, or $0.38 per share of common stock, basic and diluted, compared to net income of $760,000, or $0.43 per share of common stock, basic, and $0.42 per common share, diluted, for the three months ended March 31, 2017. Basic and diluted average shares outstanding at March 31, 2018 were 1,799,897 and 1,815,145, respectively. Basic and diluted average shares outstanding at March 31, 2017 were 1,784,584 and 1,805,522, respectively.

Net income resulted in an annualized return on assets of 0.85%, compared to 0.96% during the first quarter of 2017. The decrease in net income of $71,000 during the first quarter of 2018 primarily reflected an increase of $504,000 in noninterest expense, reflecting professional fees related to the recently announced merger agreement. Partially offsetting the noninterest expense were increases of $81,000 in net interest income and $40,000 in noninterest income and decreases of $190,000 in provision for loan losses and $122,000 in income taxes.

Net interest income increased $81,000 to $2.6 million during the first quarter of 2018 reflecting increases of $152,000 in interest income and $71,000 in interest expense, as compared to the first quarter of 2017. For the three months ended March 31, 2018 and 2017, our net interest margin was 3.44%. The ratio of interest earnings assets to interest bearing liabilities was 1.32x at March 31, 2018 compared to 1.30x at March 31, 2017.

The Company recorded a decrease of $190,000 in the provision for loan losses to a credit of $160,000 for the quarter ended March 31, 2018 compared to a provision of $30,000 for the quarter ended March 31, 2017. Management reviews the allowance for loan losses quarterly and has determined the allowance for loan losses with a balance of $2.7 million, or 1.5% of total loans and 167.2% of nonperforming loans, at March 31, 2018 to be adequate. Nonperforming loans totaled $1.6 million at March 31, 2017, or 0.87% of total loans.

The increase of $40,000 in noninterest income to $1.1 million during the first quarter of 2018, as compared to the first quarter of 2017, was primarily due to an increase of $114,000 in other noninterest income, partially offset by a decrease of $96,000 in gains on the sale of securities. The decrease in income taxes reflects a decrease in taxable income and a lower federal income tax rate.

Total assets at March 31, 2018 were $323.5 million compared to $325.0 million at December 31, 2017. Total deposits at March 31, 2018 were $261.5 million, compared to $252.7 million at December 31, 2017. Total stockholders’ equity decreased to $47.8 million at March 31, 2018 from $48.8 million at December 31, 2017. The Company reported a book value per share of $26.33 at March 31, 2018. At March 31, 2018, Jacksonville Savings Bank exceeded its applicable regulatory capital requirements with Tier 1 leverage, common equity Tier 1, Tier 1 risk-based capital, and total risk-based capital ratios of 13.1%, 19.3%, 19.3%, and 20.6%, respectively.

Jacksonville Bancorp, Inc. is a Maryland chartered stock holding company. The Company is headquartered at 1211 West Morton Avenue, Jacksonville, Illinois. The Company’s operations are limited to its ownership of Jacksonville Savings Bank, an Illinois chartered savings bank, which operates five branch offices located in Morgan, Macoupin, and Montgomery Counties in Illinois. All information at and for the periods ended March 31, 2018 and 2017 have been derived from unaudited financial information.

On January 18, 2018, the Company announced the signing of a merger agreement under which CNB Bank Shares, Inc. will acquire the Company in an all-cash transaction for total consideration valued at approximately $61.6 million. Subject to the satisfaction or waiver of the closing conditions contained in the merger agreement, including the approval of the merger agreement by the Company’s stockholders and the receipt of required regulatory approvals, CNB Bank Shares and the Company expect that the merger will be completed during the second quarter of 2018. However, it is possible that factors outside the control of both companies, including whether or when the required regulatory approvals will be received, could result in the merger being completed at a different time or not at all.

This news release contains certain forward-looking statements within the meaning of the federal securities laws. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and experiences of the Company, are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.